As filed with the Securities and Exchange Commission on March 2, 2026
Registration No. 333-293861

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
PRE-EFFECTIVE AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ELICIO THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3430072
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
451 D Street
5th Floor
Boston, Massachusetts 02210
(857) 209-0050
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert Connelly
President & Chief Executive Officer
Elicio Therapeutics, Inc.
451 D Street, 5th Floor
Boston, Massachusetts 02210
(857) 209-0050
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
William C. Hicks
Daniel A. Bagliebter
Allyson Wilkinson
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-293861) (the “Registration Statement”) is being filed solely for the purpose of including the delaying amendment language set forth on the cover page hereto. This Pre-Effective Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement and, accordingly, such prospectus has not been included herein. This Pre-Effective Amendment No. 1 is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses of Issuance and Distribution.
The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$55,240.00
FINRA filing fee	$60,500.00
Transfer agent’s and trustee’s fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Miscellaneous	*
Total expenses	$ *
__________________
*These fees and expenses are calculated based on the securities offered and the number of issuances and, accordingly, cannot be estimated at this time. An estimate of the aggregate amount of these expenses will be reflected in the applicable prospectus supplement.
Item 15.     Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the officer’s or director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director or officer derived an improper personal benefit, or (iv) with respect to directors, under Section 174 of the DGCL.
The registrant’s amended and restated certificate of incorporation, as amended, provides that the registrant, shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The registrant’s amended and restated bylaws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the registrant who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.
The registrant entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation, as amended, and amended and restated by-laws and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Pursuant to the terms of the Merger Agreement, from the effective time of the Merger (the “Effective Time”) through the sixth anniversary of the date on which the Effective Time occurred, the registrant must indemnify and hold harmless each person who was at the Effective Time, or had been at any time prior to the date thereof, or who became prior to the Effective Time, a director or officer of the registrant or Former Elicio, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation to the fullest extent permitted under the DGCL. Each such person is also entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation, provided that such person provides an undertaking required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. From and after the Effective Time, the registrant is required to maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date of the Merger, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to the registrant. In addition, the registrant was required to purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the registrant’s then-existing directors’ and officers’ insurance policies and registrant’s existing fiduciary liability insurance policy (if any).

Further, pursuant to the terms of the Merger Agreement, the provisions of the amended and restated certificate of incorporation, as amended, and amended and restated by-laws of the registrant with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the registrant shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers and directors of the registrant, unless such modification is required by applicable law.
Item 16.     Exhibits.
The Exhibit Index appearing after the signature page to this Form S-3 is incorporated by reference herein.
Item 17.     Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule

415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on March 2, 2026.

Elicio Therapeutics, Inc.

By:	/s/ Robert Connelly

Robert Connelly

President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Connelly	Chief Executive Officer, President and Director (Principal Executive Officer)	March 2, 2026
Robert Connelly

*	Chief Strategy and Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 2, 2026
Preetam Shah, Ph.D., M.B.A.

*	Director	March 2, 2026
Julian Adams, Ph.D.

*	Director	March 2, 2026
Carol Ashe

*	Director	March 2, 2026
Allen R. Nissenson, M.D.

*	Director	March 2, 2026
Yekaterina (Katie) Chudnovsky

*	Director	March 2, 2026
Robert R. Ruffolo, Jr., Ph.D.

*	Director	March 2, 2026
Karen J. Wilson

*	Director	March 2, 2026
Jay Venkatesan, M.D.

*By:	/s/ Robert Connelly
Robert Connelly
Attorney-in-Fact

Exhibit Index

Exhibit	Description

1.1*	Form of Underwriting Agreement for Equity Securities

1.2*	Form of Underwriting Agreement for Debt Securities

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39990) filed on February 9, 2021.

3.2
Certificate of Amendment (Reverse Stock Split) to the Amended and Restated Certificate of Incorporation, dated June 1, 2023 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-39990) filed on June 2, 2023).

3.3
Certificate of Amendment (Officer Exculpation) to the Amended and Restated Certificate of Incorporation, dated June 1, 2023 (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K (File No. 001-39990) filed on June 2, 2023).

3.4
Certificate Amendment (Name Change) to the Amended and Restated Certificate of Incorporation, dated June 1, 2023 (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K (File No. 001-39990) filed on June 2, 2023).

3.5	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39990) filed on February 9, 2021).

4.1*	Form of Senior Debt Security

4.2*	Form of Subordinated Debt Security

4.3**	Form of Senior Indenture

4.4**	Form of Subordinated Indenture

4.5*	Form of Warrant Agreement

4.6*	Form of Warrant Certificate

4.7*	Form of Unit Agreement

5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., as to the legality of the securities being registered

23.1**	Consent of Baker Tilly US, LLP

23.2**	Consent of Mintz Levin (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of this registration statement)

25.1+	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (for Debt Securities)

25.2+	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended (for Subordinated Debt Securities)

107**	Filing Fee Table
__________________
*To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.
**     Previously filed.
+       Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.